Exhibit 99.1

HealthLynked to Webcast Live, at VirtualInvestorConferences.com on July 13 starting at 9:15am ET.

Company invites individual and institutional investors as well as advisors to attend interactive real-time virtual VirtualInvestorConferences.com

NAPLES, Fla., July 10, 2017 /PRNewswire/ — HealthLynked (OTCQB: HLYK), a company focused on improving healthcare by connecting patients with their healthcare providers, today announced that Michael Dent M.D., Chief Executive Officer, will present live at VirtualInvestorConferences.com on July 13, 2017.

DATE: Thursday, July 13, 2017

TIME: 9:15am to 9:45am ET

LINK: https://tinyurl.com/0713prepr

This will be a live, interactive online event where investors are invited to ask the company questions in real-time - both in the presentation hall as well as the association’s “virtual trade booth.” If attendees are not able to join the event live on the day of the conference, an on-demand archive will be available for 90 days.

It is recommended that investors pre-register and run the online system check to save time and receive event updates.

Learn more about the event at www.VirtualInvestorConferences.com.

Recent Company Highlights

●	S-1 registration of initial outside shareholdings in March 2017
●	Listed on OTCQB in May 2017
●	Registration of $3M Equity Line of Credit in May 2017
●	Launch of HealthLynked Network in three Florida markets in June 2017

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About HealthLynked

“Improving Healthcare” is the mission of HealthLynked Corporation.

The HealthLynked Network focuses on the efficient secure exchange of medical information between patients and their healthcare providers. The cloud-based HealthLynked Network allows patient’s medical records to move with them and not be fragmented in multiple healthcare systems and/or EHR systems.

In addition, patient members have reduced intake paperwork, the ability to schedule medical appointments online, search for last minute appointment openings and provide hospitals access to critical healthcare information in case of emergencies.

About VirtualInvestorConferences.com

Since 2010, VirtualInvestorConferences.com, created by BetterInvesting (NAIC) and PRNewswire, has been the only monthly virtual investor conference series that provides an interactive forum for presenting companies to meet directly with investors using a graphically-enhanced online platform.

Designed to replicate the look and feel of location-based investor conferences, Virtual Investor Conferences unites PR Newswire’s leading-edge online conferencing and investor communications capabilities with BetterInvesting’s extensive retail investor audience network.